Designated Filer:	INSIGHT VENTURE PARTNERS V, L.P.
Issuer & Ticker Symbol:	SolarWinds, Inc. (SWI)

Date of Event Requiring Statement: April 28, 2010

Exhibit 99.2

JOINT FILERS’ NAMES AND ADDRESSES

1.	Insight Venture Partners V (Employee Co-Investors), L.P.
2.	Insight Venture Partners (Cayman) V, L.P.
3.	Insight Venture Partners V Coinvestment Fund, L.P.
4.	Insight Venture Associates V, L.L.C.
5.	Insight Holdings Group, LLC

The business address for all of the above reporting persons is:

680 Fifth Avenue

8th Floor

New York, NY 10019